EXHIBIT 10.1(i)-1




August 7, 1997

Mr. Neil D. Nelson
Vice President- Operations
Upper Peninsula Power Company
600 Lakeshore Drive
P.O. Box 130
Houghton, MI  49931-0130

Dear Mr. Nelson:

This letter is to confirm your verbal acceptance of our offer dated August 4, 1997, for the supply of Negotiated Capacity. Per our mutual agreement, ComEd will add a provision to its offer making it contingent upon ComEd obtaining Firm Transmission over ComEd's system and UPPCo obtaining Firm Transmission over WEPCO's system as provided below. For ease of contract administration, this offer dated August 7, 1997, restates and supersedes our offer of August 4, 1997, and adds the transmission contingency provisions.

In response to your request for proposals, ComEd offers to supply Upper Peninsula Power Company ("UPPCO") Negotiated Capacity at a 100% capacity factor for the Supply Period starting January 1, 1998, and ending December 31, 1998, as follows:

                                   Transaction    Contract
     Contract Period                  Period       Amount
     ---------------               -----------   ---------

January 1 - March 31, 1998             ATC         55 MW

April 1, - June 30, 1998             On-Peak       55 MW
                                    Off-Peak       45 MW

July 1, - September 30, 1998           ATC         55 MW

October 1, - December 31, 1998       On-Peak       55 MW
                                    Off-Peak       45 MW


The Around the Clock (ATC) Transaction Period is defined as all hours of every day. A Day shall be defined as the twenty-four hour period starting at 12:00 Midnight. The On-Peak Transaction Period is defined as the period starting 6:00 A.M. and ending 12:00 Midnight, Sunday through Saturday. The Off-Peak Transaction Period is defined as the period starting at 12:00 Midnight and ending at 6:00 A.M. Sunday through Saturday. All times are prevailing Eastern Time.

The Demand Charge shall be $4,100/MW-month and the Energy Charge shall be $16.10/MWh.

If UPPCo timely accepts the offer, ComEd will sell and UPPCO will purchase electric power and energy (referred to herein as "Negotiated Capacity") on the terms and conditions set forth below. Such terms and conditions shall constitute and govern the parties' agreement ("Agreement"). Negotiated Capacity will be provided under this Agreement pursuant and subject to ComEd's FERC Power Sales and Reassignment of Transmission Rights Tariff, PSRT-1 (the "Tariff") including Power Sales Schedule 4, to the Tariff. The terms and conditions contained herein are intended to be consistent with, and supplemental to, the terms and conditions stated in the Tariff; however, if there should nonetheless be any conflict between the terms and conditions contained herein and the terms and conditions contained in the Tariff, the applicable term or condition contained in the Tariff shall govern. Except as provided herein, this Negotiated Capacity shall have the same degree of firmness as Firm Power, Power Sales Schedule 1. In Power Sales Schedule 1, the supply of Firm Power is subject to curtailment or interruption only in extreme emergencies caused by events or circumstances beyond ComEd's control and the supply shall be curtailed only in proportion to the amount that ComEd's other non-interruptible load is curtailed. Thus, the supply of this Negotiated Capacity shall have the same degree of firmness as ComEd's supply to its native load.

UPPCO shall pay for the Contract Amount at the Demand Charge and the Energy Charge for each hour of the Transaction Periods for the duration of the Supply Period.

ComEd will make arrangements to deliver the Negotiated Capacity hereunder at ComEd's point of interconnection with WEPCO. Further delivery of this Negotiated Capacity from this delivery point shall be arranged and paid for by UPPCO. Transmission of electricity under this agreement over ComEd's transmission system will be provided on a firm basis and may be interrupted by ComEd for any reason which permits ComEd to interrupt transmission service provided to third parties under ComEd's FERC Open Access Transmission Tariff ("OATT") as in effect from time to time. Failure to deliver Negotiated Capacity under this agreement due to such an interruption in transmission shall be deemed to be an event of force majeure excusing performance.

This offer uses the current quote for Firm Point-to-Point transmission of $1,400/MW-Month on the ComEd transmission system. Any increase in Firm Transmission service charges incurred by ComEd above the quote of $1,400/MW-Month will be passed on directly to UPPCO.

If Firm Transmission Service for delivery of this Negotiated Capacity over WEPCO's system to UPPCO's system is unavailable to UPPCO, and UPPCO so notifies ComEd no later than November 30, 1997, UPPCO may terminate this Agreement by providing to ComEd such notice of unavailability.

If Firm Transmission Service for delivery of this Negotiated Capacity from ComEd's system to WEPCO's system is unavailable to ComEd, and ComEd so notifies UPPCO no later than November 30, 1997, ComEd may terminate this Agreement by providing to UPPCO such notice of unavailability.

ComEd requires that the information in this proposal be kept confidential. Applicable law may, however, require some form of public disclosure by ComEd or UPPCO.

Please indicate that this is your understanding of our Agreement by signing and returning this Agreement to the undersigned. If you desire to retain an original copy of this Agreement, we will provide a duplicate original copy upon request.

If you have any questions regarding this proposal, you may contact Fred Hillger, (312)394-5913.


Very truly yours,



Robert E. Tyler
Bulk Power Marketing
Vice President

Agreed:

Upper Peninsula Power Company


By  /s/ Neil D. Nelson
   -----------------------------
        Neil D. Nelson

Title  Vice President-Operations
       -------------------------